Exhibit 10.7.2
[LETTERHEAD OF NORSKE SKOG CANADA LIMITED]
November 2, 2004
Western Forest Products Inc.
3rd Floor, 435 Trunk Road
Duncan, British Columbia
V9L 2P9

Attention:	Mr. John Dalton
General Manager, Log Supply
Dear John:
Supply Arrangements for Chips, Sawdust, Hog Fuel and Sawlogs
Thank you for your letter of August 17, 2004.
In order to complete our records we would like to confirm that Western Forest Products Inc. is the “Lumberco” referred to in the Plan of Compromise and Arrangement for the Doman companies.
We would also like to confirm that Western Forest Products Inc. has accordingly effective July 28, 2004 (as the effective date under the plan) assumed the obligations of Doman Industries Limited and/or Doman Forest Products Limited arising after that date under the following fibre supply agreements, all as amended up to and including July 28, 2004 (including the amendments documented in our letters of December 2, 2002 and February 11, 2003):
1.	Chip and Sawlog Supply Agreement dated September 8, 1980 originally between British Columbia Forest Products Limited and Doman Industries Limited;
2.	Sawdust Purchase Agreement originally between Doman Forest Products Limited and Crown Forest Industries Limited dated January 1, 1987; and
3.	Hog Fuel Purchase Agreement originally between Doman Forest Products Limited and British Columbia Forest Products Limited dated April 14, 1978.
As a result the parties to the above agreements are now Western Forest Products Inc. and NorskeCanada.
Please confirm that the above is correct by signing and returning the enclosed copy of this letter to us.

Yours very truly,
Brian Nordman
Vice-President, Fibre Supply
Confirmed and agreed this                      day of November, 2004

WESTERN FOREST PRODUCTS INC.

Per: